Exhibit 99.1

Celero Intermediate Holdings LLC and Subsidiaries
(A Limited Liability Company)

Consolidated Financial Report December 31, 2025 and 2024

Independent Auditor's Report

Deluxe Corporation Management
Celero Intermediate Holdings LLC and Subsidiaries

Opinion
We have audited the consolidated financial statements of Celero Intermediate Holdings, LLC and its subsidiaries (the Company), which comprise the consolidated balance sheets as of December 31, 2025 and 2024, the related consolidated statements of operations, comprehensive (loss) income, changes in redeemable preferred units and members’ deficit and cash flows for the years then ended, and the related notes to the consolidated financial statements (collectively, the financial statements).

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion
We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management’s for the Financial Statements
Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America and for the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are issued or available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements
Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

•Exercise professional judgment and maintain professional skepticism throughout the audit.

•Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ RSM US LLP
Duluth, Minnesota
October 14, 2026

Celero Intermediate Holdings LLC and Subsidiaries
Consolidated Balance Sheets
(In thousands, except unit amounts)

	December 31, 2025	December 31, 2024
Assets
Cash and cash equivalents	$16,235	$18,475
Restricted cash	690	690
Accounts receivable, net	17,812	16,779
Inventory	589	791
Prepaid expenses and other current assets	1,566	2,223
Total current assets	36,892	38,958
Goodwill	233,748	233,397
Intangible assets, net	54,088	70,892
Capitalized software, net	6,352	4,678
Property and equipment, net	806	1,158
Operating lease right-of-use assets, net	6,131	5,394
Other non-current assets	2,612	2,288
Total assets	$340,629	$356,765
Liabilities, redeemable preferred units, and members' deficit
Accounts payable	$7,168	$7,569
Accrued expenses and other current liabilities	10,406	9,196
Current portion of lease liabilities	2,018	1,656
Deferred revenue	1,189	1,288
Indemnity holdback due to sellers	—	4,967
Contingent consideration	96	9,274
Total current liabilities	20,877	33,950
Debt, net	320,254	202,217
Deferred tax liabilities	593	752
Operating lease liabilities, net of current portion	4,155	4,802
Total liabilities	345,879	241,721
Commitments and contingencies (see Note 10)
Redeemable Preferred Units, 30,042,365 authorized; 27,283,413 issued and outstanding at both December 31, 2025 and 2024	116,369	116,369
Members' deficit
Accumulated deficit	(121,556)	(1,011)
Accumulated other comprehensive loss	(63)	(314)
Total members' deficit	(121,619)	(1,325)
Total liabilities, redeemable preferred units, and members' deficit	$340,629	$356,765

See notes to consolidated financial statements.

Celero Intermediate Holdings LLC and Subsidiaries
Consolidated Statements of Operations
(In thousands)

	Year Ended December 31,
	2025	2024
Revenues
Payment processing	$191,324	$174,187
Software-as-a-service	3,204	3,618
Other revenue	4,287	4,228
Total revenues	198,815	182,033
Operating expenses
Residuals and other cost of service (excluding depreciation and amortization)	91,404	79,001
Selling, general and administrative (excluding depreciation and amortization)	60,655	55,043
Depreciation and amortization	20,077	17,239
Change in fair value of contingent consideration	2,108	(262)
Loss (gain) on sales of property and equipment	273	(5)
Total operating expenses	174,517	151,016
Income from operations	24,298	31,017
Other expenses, net
Interest expense, net	29,172	21,103
(Loss) income before income tax expense	(4,874)	9,914
Income tax expense	824	400

Net (loss) income	$(5,698)	9,514

See notes to consolidated financial statements.

Celero Intermediate Holdings LLC and Subsidiaries
Consolidated Statements of Comprehensive (Loss) Income
(In thousands)

	Year Ended December 31,
	2025	2024

Net (loss) income	$(5,698)	$9,514
Other comprehensive income:
Foreign currency translation adjustments	251	(314)
Comprehensive (loss) income	$(5,447)	$9,200

See notes to consolidated financial statements.

Celero Intermediate Holdings LLC and Subsidiaries
Consolidated Statements of Redeemable Preferred Units and Members' Deficit
(In thousands, except unit amounts)

	Redeemable Preferred Units		Accumulated Other Comprehensive (Loss) Income	Accumulated Deficit	Total Members' Deficit
	Units	Amounts	Amounts
Balance at January 1, 2024	27,035,888	$112,369	$—	$(4,549)	$(4,549)
Issuance of redeemable preferred units as acquisition purchase consideration	247,525	4,000	—	—	—
Distributions to members	—	—	—	(5,976)	(5,976)
Foreign currency translation adjustments	—	—	(314)	—	(314)
Net income	—	—	—	9,514	9,514
Balance at December 31, 2024	27,283,413	$116,369	$(314)	$(1,011)	$(1,325)
Distributions to members	—	—		(114,847)	(114,847)
Foreign currency translation adjustments	—	—	251	—	251
Net loss	—	—	—	(5,698)	(5,698)
Balance at December 31, 2025	27,283,413	$116,369	$(63)	$(121,556)	$(121,619)

See notes to consolidated financial statements.

Celero Intermediate Holdings LLC and Subsidiaries
Consolidated Statements of Cash Flows
(In thousands)

	Year Ended December 31,
	2025	2024
Cash flows from operating activities: Net (loss) income	$(5,698)	$9,514
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	20,077	17,239
Amortization of debt issuance costs	848	1,280
Amortization of operating lease right-of-use asset	1,617	1,498
Change in fair value of contingent consideration	2,108	(262)
Loss (gain) on sale of property and equipment	273	(5)
Deferred income taxes	(159)	(45)
Payment of contingent earn-out liabilities in excess of acquisition-date fair value	(2,366)	(4,005)
Change in operating assets and liabilities, net of acquisitions: Accounts receivable
Accounts receivable	(1,033)	(1,405)
Inventory	202	(99)
Prepaids and other current assets	656	(393)
Other non-current assets	(715)	(3,849)
Accounts payable	(402)	6,312
Accrued expenses and other current liabilities	1,112	(7,656)
Deferred revenue	(99)	(121)
Operating lease liabilities	(2,298)	2,045
Other long-term liabilities	—	(92)
Net cash provided by operating activities	14,123	19,956

Cash flows from investing activities:
Business acquisitions and acquired residuals, net of cash acquired	(1,255)	(34,866)
Purchases of property and equipment	(233)	(404)
Capitalized software costs	(3,100)	(2,274)
Net cash used in investing activities	(4,588)	(37,544)

Cash flows from financing activities:
Borrowings on term and MDTL loans	120,243	35,500
Payment of term loans	—	(1,704)
Payment of contingent earn-out liabilities up to acquisition-date fair value	(9,151)	(6,091)
Payment of indemnity holdback	(4,966)	(5,500)
Payment of debt issuance costs	(3,054)	(477)
Distributions to members	(114,847)	(5,976)
Net cash (used in) provided by financing activities	(11,775)	15,752
Net decrease in cash, cash equivalents, and restricted cash	(2,240)	(1,836)
Cash, cash equivalents, and restricted cash at beginning of period	19,165	21,001
Cash, cash equivalents, and restricted cash at end of period	$16,925	$19,165

Celero Intermediate Holdings LLC and Subsidiaries
Consolidated Statements of Cash Flows
(In thousands)

	Year Ended December 31,
	2025	2024
Supplemental cash flow information:
Cash paid for interest	$26,815	$20,163
Schedules of noncash investing and financing activities:
Right-of-use asset obtained in exchange for modified lease obligation	$2,012	$—
Purchase of accrued software development costs in accounts payable and accrued expenses	$100	$94
Issuance of redeemable preferred units as acquisition purchase consideration	$—	$4,000
Contingent consideration and indemnity holdback issued in conjunction with acquisition	$231	$14,293

See notes to consolidated financial statements.

Celero Intermediate Holdings LLC and Subsidiaries
Notes to Consolidated Financial Statements December 31, 2025 and 2024 (In thousands, except unit amounts)
Note 1. Nature of Organization and Significant Accounting Policies
Nature of business

Celero Intermediate Holdings LLC and Subsidiaries (collectively, the Company or Holdings) provides payment processing and automated clearinghouse services to merchants and partners with financial institutions and resellers under revenue-sharing agreements. The Company is also engaged in the business of providing credit card processing equipment, business management software and other payment processing services.
Basis of presentation and principles of consolidation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and in conformity with Rule 3-05 of Regulation S-X promulgated under the Securities Act of 1933, as amended (the Securities Act). The consolidated financial statements include the accounts of the Company and its subsidiaries. All material intercompany accounts and transactions are eliminated in consolidation.
Use of estimates

The preparation of the consolidated financial statements requires management to make certain estimates and assumptions that affect the reported assets and liabilities as of the date of the consolidated financial statements, and the reported amounts of revenue and expenses during the period. Actual results could differ from those estimates. Significant estimates include, but are not limited to, useful lives of property and equipment, determination of the fair value of intangible assets and earnout liabilities associated with acquisitions, the provision for chargebacks and losses, and the assessment and impairment of goodwill and intangible assets.

Reclassifications

Certain reclassifications have been made to prior year balances in order to conform with current-year presentation. These reclassifications had no effect on previously reported members’ deficit or net (loss) income.
Cash and cash equivalents

Cash and cash equivalents consist of cash and highly liquid investments that can be readily converted into cash or have an original maturity date of three months or less. The Company maintains bank accounts in the United States that, at times, may exceed federally insured limits. The Company performs periodic evaluations of the relative credit standing of these financial institutions and does not expect any losses related to such concentrations.

The following table provides a reconciliation of cash and cash equivalents and restricted cash reported within the consolidated balance sheets that sums to the total of the same such amounts shown in the consolidated statements of cash flows as of December 31:

	December 31, 2025	December 31, 2024
Cash and cash equivalents	$16,235	$18,475
Restricted cash – related to settlement	690	690
Total	$16,925	$19,165

Celero Intermediate Holdings LLC and Subsidiaries
Notes to Consolidated Financial Statements December 31, 2025 and 2024 (In thousands, except unit amounts)
Restricted cash

Restricted cash represents funds held on deposit by the Company's sponsor banks and deposits held by the Company for transactions processed by its merchants. Timing sometimes causes differences between the amount received from the card networks and the amount funded to counterparties.

Accounts receivable and allowance for credit losses

Accounts receivable are amounts primarily due from the Company’s sponsor banks for revenues earned. Amounts due from sponsor banks are typically paid within 30 days following the end of each month. Accounts receivable also includes amounts due from the sales of point-of-sale equipment. The allowance for credit losses is determined based on past experience. Any changes in these estimates may result in changes to provisions for credit losses being recognized during the period in which the change occurs. Provisions for credit losses are recognized within selling, general and administrative expenses on the consolidated statement of operations. Uncollectible amounts are written off against the allowance once all collection efforts have been exhausted. Recoveries are recorded as a direct reduction to the allowance for credit losses upon receipt. As of December 31, 2023, accounts receivable, net was $14,431. The allowance for credit losses was $76, $482, and $307 as of December 31, 2025, 2024, and 2023, respectively.

The Company provides reimbursements to merchants for items including billing errors and goodwill credits. These reimbursements are expensed at the time they are issued. The Company is unaware of any material liability associated with its billing practices or future reimbursements and, therefore, no reserve has been established for normal course refunds in the accompanying consolidated financial statements.

Inventory

Inventory consists of point-of-sale equipment held for resale to merchants and is valued at the lower of cost or net realizable value. Proceeds from the sale of point-of-sale payment processing equipment are recognized at the time of sale and are recorded as revenue, with the related cost of equipment sales included in residuals and other cost of service on the consolidated statements of operations.
Property and equipment, net

Property and equipment are recorded at cost less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the following estimated useful lives:

Years
Furniture and equipment	2-5
Computer equipment	3-5
Software	3

Leasehold improvements are amortized over the shorter of the term of the lease or estimated useful life of the improvements. Expenditures for major improvements that extend the lives of property and equipment are capitalized while minor replacements, maintenance and repairs are charged to operations as incurred. Disposals are removed at cost less accumulated depreciation with any resulting gain or loss reflected in results of operations in the period of disposal.

Leases

The Company determines if an arrangement is or contains a lease at inception, which is the date on which the terms of the contract are agreed to, and the agreement creates enforceable rights and obligations. A contract is or contains a lease when (i) explicitly or implicitly identified assets have been deployed in the contract and (ii) the customer obtains

Celero Intermediate Holdings LLC and Subsidiaries
Notes to Consolidated Financial Statements December 31, 2025 and 2024 (In thousands, except unit amounts)
substantially all of the economic benefits from the use of that underlying asset and directs how and for what purpose the asset is used during the term of the contract. The Company also considers whether its service arrangements include the right to control the use of an asset.

The Company made an accounting policy election not to recognize right-of-use (“ROU”) assets and lease liabilities for leases with a term of twelve months or less.

Future lease payments may include fixed rent escalation clauses or payments that depend on an index (such as the consumer price index). Subsequent changes in an index and other periodic market-rate adjustments to base rent are recorded in variable lease expense in the period incurred. Payments for terminating the lease are included in the lease payments only when it is probable they will be incurred.

The Company’s leases may include a non-lease component representing additional services transferred to the Company, such as common area maintenance for real estate. The Company made an accounting policy election to account for each separate lease component and the non-lease components associated with that lease component as a single lease component. Non-lease components that are variable in nature are recorded in variable lease expense in the period incurred.

The Company uses its incremental borrowing rate for a period comparable to the lease term to discount the lease payments, unless the rate implicit in the lease is readily determinable.

The Company’s leases consist primarily of real estate leases throughout the markets in which the Company operates. At contract inception, the Company determines whether an arrangement is or contains a lease, and for each identified lease, evaluates the classification as operating or financing. The Company had no finance leases as of December 31, 2025 and 2024. Leased assets and obligations are recognized at the lease commencement date based on the present value of fixed lease payments to be made over the term of the lease. Renewal and termination options are factored into determination of the lease term only if the option is reasonably certain to be exercised.

Goodwill

Goodwill represents the excess of the purchase price over the fair value of identifiable net assets acquired in a business combination. The Company accounts for goodwill in accordance with Accounting Standards Codification (“ASC”) 350, Intangibles – Goodwill and Other. Goodwill is tested for impairment annually as of December 31 and whenever events or circumstances change that indicate the fair value of the reporting unit is below its carrying amount.

The Company has the option of performing a qualitative assessment of impairment to determine whether any further quantitative assessment for impairment is necessary. When assessing goodwill for impairment, the Company considers (i) the prior year’s amount of excess fair value over the carrying value of the reporting unit, (ii) the period of time since the reporting unit’s last quantitative test, (iii) the extent to which a reorganization or disposition changes the composition of the reporting unit and (iv) other factors to determine whether or not to first perform a qualitative test.

The qualitative assessment considers the following factors: macroeconomic factors, industry and market considerations, cost factors, overall company financial performance, other relevant Company specific events, and events affecting the reporting unit. If the Company calculates it is more likely than not that the fair value of the reporting unit is less than its carrying value, a quantitative impairment test will be performed by comparing reporting unit carrying values to estimated fair values. An impairment loss is recognized for the amount by which the reporting unit’s carrying amount exceeds its estimated fair value, without exceeding the total amount of goodwill allocated to that reporting unit. The Company performed quantitative goodwill impairment assessments as of December 31, 2025 and 2024. The estimated fair value of the reporting unit exceeded its carrying value as of each assessment date, and no goodwill impairment charges were recognized.

Celero Intermediate Holdings LLC and Subsidiaries
Notes to Consolidated Financial Statements December 31, 2025 and 2024 (In thousands, except unit amounts)
Intangible assets, net

Intangible assets include amounts assigned to tradenames, customer relationships, internally developed software, acquired merchants, acquired residual portfolios, and residual buyouts. Residual buyouts represent purchases of all or a portion of an independent sales agent’s rights to receive future commission payments related to certain future transactions with the agent’s referred merchants. Acquired residual portfolios represent the acquired rights to a portfolio of merchants. The Company has determined that its intangible assets have finite lives and amortizes them over their estimated useful lives. Intangible assets are reviewed for impairment annually and whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. No such events occurred during the years ended December 31, 2025 and 2024.
Capitalized software costs

The Company accounts for software costs in accordance with ASC 350-40, Internal Use Software. Software development costs under ASC 350-40 are capitalized during the application development stage until the software is substantially complete and ready for its intended use. Capitalized costs include payroll and payroll-related costs for employees and third-party consultants who are directly associated with and devote time to the internal use software project. Maintenance and training costs are expensed as incurred. Capitalized software costs are amortized on a straight-line basis over the estimated useful lives of the related software, generally five years. For the years ended December 31, 2025 and 2024, the Company capitalized internal-use software costs of $3,100 and $2,274, respectively.
Impairment of long-lived assets

Long-lived assets are evaluated for impairment whenever events or changes in circumstances have indicated that an asset’s carrying value may not be recoverable. The evaluation requires that assets be grouped to the lowest level for which identifiable cash flows are largely independent of the cash flows of other groups of assets and liabilities. If the sum of the projected undiscounted cash flows is less than the carrying value of the assets, the assets will be written down to the estimated fair value and such loss is recognizable in income from continuing operations in the period in which the determination was made. The Company has not incurred any impairment of long-lived assets for the years ended December 31, 2025 and 2024.
Fair value measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Disclosure about how fair value is determined for assets and liabilities is based on a hierarchy established from the significant levels of inputs as follows:

Level 1: Quoted prices in active markets for identical assets or liabilities.

Level 2: Quoted prices in active markets for similar assets and liabilities and inputs that are observable for the asset or liability.

Level 3: Unobservable inputs, such as discounted cash flow models or valuations.

The determination of where assets and liabilities fall within this hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

The carrying value of the Company’s financial instruments, including cash, restricted cash, accounts receivable, other assets, accounts payable and accrued expenses, approximated their fair values as of December 31, 2025 and 2024, because of the relatively short maturity dates on these instruments. The carrying amount of debt approximates fair value as of December 31, 2025 and 2024, because interest rates on these instruments approximate market interest rates.

Celero Intermediate Holdings LLC and Subsidiaries
Notes to Consolidated Financial Statements December 31, 2025 and 2024 (In thousands, except unit amounts)

Financial liabilities measured at fair value on a recurring basis consisted of the following as of December 31, 2025 and 2024:

	Estimated Fair Value Measurements
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
December 31, 2025
Financial Liabilities:
Contingent consideration	$—	$—	96	$96
Total	$—	$—	$96	$96
December 31, 2024
Financial Liabilities:
Contingent consideration	$—	$—	9,274	$9,274
Total	$—	$—	$9,274	$9,274

The Company has no Level 1 or Level 2 financial instruments measured at fair value on a recurring basis.

The following table presents the changes in the Company’s Level 3 financial instruments that are measured at fair value on a recurring basis.

Contingent Consideration
Balance at December 31, 2023	$10,327
Contingent consideration accrued at time of business combination	8,220
Contingent consideration accrued at time of acquired residuals	1,085
Change in fair value of contingent consideration included in operating expenses	(262)
Contingent consideration paid	(10,096)
Balance at December 31, 2024	$9,274
Contingent consideration accrued at time of acquired residuals	231
Change in fair value of contingent consideration included in operating expenses	2,108
Contingent consideration paid	(11,517)
Balance at December 31, 2025	$96

The fair value of contingent consideration obligations includes inputs not observable in the market and thus represents a Level 3 measurement. The amount to be paid under these obligations is contingent upon the achievement of certain metrics related to the financial performance of the entities/acquired assets subsequent to acquisition. The fair value of material contingent consideration included in an acquisition is calculated based on a Monte Carlo simulation. The contingent consideration is remeasured each period until it is settled.

Celero Intermediate Holdings LLC and Subsidiaries
Notes to Consolidated Financial Statements December 31, 2025 and 2024 (In thousands, except unit amounts)
Unit-based compensation

The Company accounts for unit-based compensation issued in exchange for services in accordance with ASC 718, Compensation - Stock Compensation. The Company classifies awards as either equity-classified or liability-classified based on the terms of the award. Equity-classified awards are measured at grant-date fair value and recognized as compensation expense over the requisite service period for partners and employees or as if the grantor had paid cash for the goods or services for non-employees, which in both cases is generally the vesting period. Liability-classified awards are remeasured to fair value at the end of each reporting period, with changes in fair value recognized as increases or decreases to compensation expense in the consolidated statement of operations over the employee’s requisite service period for an employee award or the percentage that would have been recognized had the grantor paid cash for the goods or services for a nonemployee award, which in both cases is generally the vesting period. The percentage of the fair value that is accrued as compensation expense at the end of each period shall equal the percentage of the requisite service that has been rendered for an employee award or the percentage that would have been recognized had the grantor paid cash for the goods or services for a non-employee award. After vesting, liability-classified awards continue to be remeasured at fair value at each reporting date until settlement, with changes in fair value recognized in compensation expense and a corresponding change to the unit-based compensation liability.

For awards that vest based only on continued service, unit-based compensation cost is recognized on a straight-line basis over the requisite service period or the vesting period. For awards that contain performance and market vesting conditions, unit-based compensation cost is recognized when it is probable the performance condition will be achieved even if the market condition is not satisfied. For performance conditions such as a liquidity event, for example an initial public offering (“IPO”) or a change in control event, the performance condition is not probable of being achieved for accounting purposes until the event occurs. Forfeitures are recognized when they occur.

The Company has 4,417,997 of incentive common units authorized for issuance of which 3,924,803 have been granted and are issued and outstanding as of December 31, 2025. The incentive common units will vest upon the occurrence of a liquidity event and therefore, the Company has not recognized any compensation expense in the Company’s consolidated financial statements.

Revenue recognition

The Company recognizes revenue in accordance with ASC 606, Revenue from Contracts with Customers, which provides a five-step model for recognizing revenue from contracts with customers as follows:

•Identify the contract with a customer
•Identify the performance obligations in the contract
•Determine the transaction price
•Allocate the transaction price to the performance obligations in the contract
•Recognize revenue when or as performance obligations are satisfied

Revenue is measured based on consideration specified in a contract with a customer and excludes any amounts collected on behalf of third parties. Taxes assessed by a governmental authority that are both imposed on and concurrent with a specific revenue-producing transaction and that are collected from a customer are excluded from revenue. Shipping and handling activities associated with outbound freight after control over a product has been transferred to a customer are accounted for as a fulfillment activity and recognized as revenue at the point in time at which control of the goods transfers to the customer.

As a practical expedient, the Company does not adjust the transaction price for the effects of a significant financing component if, at contract inception, the period between customer payment and the transfer of goods or services is expected to be one year or less.

Celero Intermediate Holdings LLC and Subsidiaries
Notes to Consolidated Financial Statements December 31, 2025 and 2024 (In thousands, except unit amounts)

The majority of the Company’s revenue for the years ended December 31, 2025 and 2024, is derived from volume-based payment processing fees (discount fees) and related fixed transaction or service fees.

The remainder is comprised of sales of web-based software licensing subscriptions and other point-of-sale devices to its merchant clients.

Discount fees represent a percentage of the dollar amount of each credit or debit transaction processed or a specified per transaction amount, depending on the card type. The Company frequently enters into agreements with customers under which the customer engages the Company to provide both payment authorization services and transaction settlement services for all of the cardholder transactions of the customer, regardless of which issuing bank and card network to which the transaction relates. The Company’s core performance obligations are to provide continuous access to the Company’s payment authorization services and transaction settlement services in order to be able to process as many transactions as its customers require on a daily basis over the contract term. These services are stand-ready obligations, as the timing and quantity of transactions to be processed are not determinable. Under a stand-ready obligation, the Company’s performance obligation is defined by each time increment rather than by the underlying activities satisfied over time based on days elapsed. Because the service of standing ready is substantially the same each day and has the same pattern of transfer to the customer, the Company has determined that its stand-ready performance obligation comprises a series of distinct days of service. Discount fees are recognized each day based on the volume or transaction count at the time the merchants’ transactions are processed.

The Company follows the requirements of ASC 606-10-55, Revenue from Contracts with Customers–Principal versus Agent Considerations, which states that the determination of whether a company should recognize revenue based on the gross amount billed to a customer or the net amount retained is a matter of judgment that depends on the facts and circumstances of the arrangement. The determination of gross versus net recognition of revenue requires judgment that depends on whether the Company controls the good or service before it is transferred to the merchant or whether the Company is acting as an agent of a third party. The assessment is provided separately for each performance obligation identified.

Under its agreements, the Company incurs interchange and assessment pass-through charges from the third-party card issuers and card networks, respectively, related to the provision of payment authorization services. The Company has determined that it is acting as an agent with respect to these payment authorization services, as the Company has no discretion over which card issuing bank will be used to process a transaction and is unable to direct the activity of the merchant to another card issuing bank, and interchange and card network rates are pre-established by the card issuers or card networks, and the Company has no latitude in determining these fees. Therefore, revenue allocated to the payment authorization performance obligation is presented net of interchange and assessment fees paid to the card issuing banks and card networks, respectively.

With regards to the Company’s discount fees, generally, where the Company has control over merchant pricing, merchant portability, credit risk and ultimate responsibility for the merchant relationship, revenues are reported at the time of sale equal to the full amount of the discount charged to the merchant, less interchange and network fees. Revenues generated from merchant portfolios where the Company does not have control over merchant pricing, liability for merchant losses or credit risk or rights of portability are reported net of interchange and network fees as well as third-party processing costs directly attributable to processing and bank sponsorship cost.

Revenues are also derived from a variety of fixed transaction or service fees, including authorization fees, convenience fees, statement fees, annual fees, gateway fees, which are charged for accessing the Company’s payment and software solutions, and fees for other miscellaneous services, such as handling chargebacks. Revenues derived from service fees are recognized at the time the services are performed and there are no further performance obligations. Revenues from

Celero Intermediate Holdings LLC and Subsidiaries
Notes to Consolidated Financial Statements December 31, 2025 and 2024 (In thousands, except unit amounts)
the sale of equipment are recognized upon transfer of ownership and delivery to the customer, after which there are no further performance obligations.

Revenues from sales of the Company’s software are recognized when the related performance obligations are satisfied. The Company also offers access to its business management software under software-as-a-service (SaaS) arrangements, where revenue from these agreements is recognized over time, over the term of the agreement—both annual and monthly. For annual subscriptions paid at a point in time, deferred revenue is recorded and amortized over the term of the agreement.

Contract liabilities

Deferred revenue represents amounts billed to customers by the Company for services contracts where the performance obligations have not yet been fulfilled. Payment is typically collected at the start of the contract term and is deferred. The balance is then recognized as the services are provided over the contract term. Deferred revenue is expected to be recognized as revenue within one year.

As of December 31, 2025, 2024 and 2023, the Company’s contract liabilities from contracts with customers were $1,189, $1,288 and $1,409, respectively. During the year ended December 31, 2025, the amount recognized as revenue that was previously deferred at December 31, 2024 was $1,288. During the year ended December 31, 2024, the amount recognized as revenue that was previously deferred at December 31, 2023 was $1,409. These amounts represented the full opening contract liability balance.

Remaining performance obligations

The Company has elected the optional exemptions under ASC 606-10-50-14 and therefore has not disclosed the aggregate amount of the transaction price allocated to unsatisfied performance obligations for contracts with an original expected duration of one year or less. In addition, the Company does not disclose variable consideration that is allocated entirely to a wholly unsatisfied performance obligation or to a wholly unsatisfied promise to transfer a distinct service within a series. The Company’s payment processing revenue is primarily derived from transaction-based fees and substantially all of the Company’s contracts qualify for one or both of these practical expedients.

Costs to obtain and fulfill a contract

The Company capitalizes incremental costs to obtain new contracts and contract renewals and amortizes these costs on a straight-line basis as an expense over the benefit period, which is generally the contract term. As of December 31, 2025 and 2024, the Company had $1,692 and $1,392, respectively, of net capitalized contract costs, which relates to commissions paid to obtain new sales, included in other non current assets on the consolidated balance sheets. Commissions expense recorded related to these costs for the years ended December 31, 2025 and 2024, was $841 and $473, respectively.

The Company expenses sales commissions as incurred for the Company’s sales commission plans that are paid on recurring monthly revenues.
Debt issuance costs

Debt issuance costs are capitalized and amortized using the effective-interest method over the term of the related long-term debt. Debt issuance costs are presented as a reduction of debt in the consolidated balance sheets. Amortization of the debt issuance costs are included in interest expense in the consolidated statements of operations.

Celero Intermediate Holdings LLC and Subsidiaries
Notes to Consolidated Financial Statements December 31, 2025 and 2024 (In thousands, except unit amounts)
Advertising costs

Advertising costs are expensed as incurred. Total advertising charged to operations was $421 and $331 for the years ended December 31, 2025 and 2024, respectively, and are included within selling, general and administrative expenses on the consolidated statements of operations.

Provision for chargebacks and losses

Disputes between a cardholder and a merchant periodically arise due to the cardholder’s dissatisfaction with merchandise quality or the merchant’s service, and the disputes may not always be resolved in the merchant’s favor. In some of these cases, the transaction is charged back to the merchant and the purchase price is refunded to the cardholder by the credit card issuing institution. In certain merchant processing bank relationships, the Company is liable for the full amount of the transaction in the event the merchant is unable to fund the refund. The Company evaluates its ultimate risk and records an estimate of potential loss for chargebacks based upon an assessment of recent bank card processing activities. Reserves related to chargebacks and losses are presented as a component of accounts payable and accrued expenses in the accompanying consolidated balance sheets.

Business combinations

The Company applies the provisions of ASC 805, Business Combinations, in accounting for its acquisitions. The assets acquired and liabilities assumed are recognized at their acquisition date fair values, and goodwill is measured as the excess of consideration transferred over the acquisition date fair values of the assets acquired and the liabilities assumed. While the Company uses its best estimates and assumptions to accurately value assets acquired and liabilities assumed at the acquisition date, estimates are inherently uncertain and subject to refinement. As a result, during the measurement period, which shall not exceed one year from the acquisition date, the Company records adjustments to the assets acquired and liabilities assumed with a corresponding offset to goodwill. Upon the conclusion of the measurement period or final determination of the values of assets acquired or liabilities assumed, whichever comes first, any subsequent adjustments are recorded in the Company’s consolidated statements of operations.

The Company uses all available information to estimate fair values, including quoted market prices, the carrying value of acquired assets and assumed liabilities and valuation techniques such as discounted cash flows. A third-party appraisal firm is engaged to assist in the fair value determination of identifiable long-lived assets and intangible assets. The third-party appraisal firm also assists in the fair value determination of contingent consideration and contingent earn-out liabilities that provide for additional consideration to be paid to the seller if certain future conditions are met. The judgments made in determining the estimated fair value assigned to each class of assets acquired and liabilities assumed, as well as the useful lives of the assets acquired, can materially impact the Company’s financial condition or results of operations. Other estimates associated with the accounting for acquisitions may change as additional information becomes available regarding the assets acquired and liabilities assumed.

Significant risks and uncertainties including business and other concentrations

The Company’s revenues are earned by processing transactions for merchant businesses and other institutions under contract with the Company. The Company primarily utilizes the funds settlement services of two third-party payment processors, from which most accounts receivable are remitted monthly. The Company believes that the processors maintain appropriate backup systems and alternative arrangements to avoid significant disruption of processing in the case of an unforeseen event.

No single merchant accounted for more than 10% of the Company’s revenue during the years ended December 31, 2025 and 2024. The Company believes that the loss of any single merchant would not have a material adverse effect on the Company’s financial condition or results of operations.

Celero Intermediate Holdings LLC and Subsidiaries
Notes to Consolidated Financial Statements December 31, 2025 and 2024 (In thousands, except unit amounts)
Because the Company is not a member bank as defined by Visa, MasterCard, American Express and Discover, in order to process these bank card transactions, the Company has entered into sponsorship agreements with its bank partners. The agreements with the sponsor banks require, among other things, that the Company abides by the regulations of the Visa, MasterCard, American Express and Discover networks. Upon certain events specified in the sponsorship agreement, the Company and the sponsor banks have certain termination rights, exercisable upon notice to the other party. If a material breach that constitutes a default under the terms of the agreement occurs by either the Company or the sponsor banks, the defaulting party has 30 days to cure the default. The non defaulting party shall be entitled, in its sole discretion, to terminate the agreement upon written notice to the other party, except if otherwise agreed to by the parties.

The Company is dependent on its payment processing partners, sponsor banks, Visa, MasterCard, American Express and Discover for notification of any compliance breaches. As of December 31, 2025 and 2024, the Company has not been notified of any compliance breaches or other related issues.

The Federal Trade Commission has promulgated regulations applicable to the industry in which the Company operates. The Company believes that its business practices have complied with these regulations in all material respects.

Foreign currency translation

The Company has determined that the functional currency of Sonapay is the Canadian Dollar. Assets and liabilities are translated at exchange rates at the end of each period, while income and expenses are translated at weighted average rates for each period. Gains and losses resulting from foreign currency translation are accumulated as a separate component of members’ equity (deficit) until the foreign entity is sold or liquidated. Realized and unrealized gains and losses resulting from foreign currency transactions are included as operating expenses in the consolidated statements of operations.

Income taxes

The Company is a Delaware limited liability company and is not required to pay federal income tax. The Company’s federal taxable income or loss has been included in the members’ respective income tax returns, with the exception of these subsidiaries, Celero Services Corporation and Sonapay, Inc.

For Celero Services Corporation and Sonapay, Inc. deferred income taxes are provided using the liability method. Deferred tax assets are recognized for deductible temporary differences and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of the changes in tax laws and rates of the date of enactment.

Income tax expense for the year ended December 31, 2025, consisted of federal and state income taxes of $744 and $80, respectively. Income tax expense for the year ended December 31, 2024, consisted of federal and state income taxes of $309 and $91, respectively. Cash income taxes paid during the years ended December 31, 2025 and 2024 totaled $513 and $641, respectively. The consolidated balance sheets include deferred tax liabilities of $593 and $752 as of December 31, 2025 and 2024, respectively, related primarily to basis differences in intangible assets.

The Company recognizes and measures its unrecognized tax benefits in accordance with ASC 740, Income Taxes. Under that guidance, management assesses the likelihood that tax positions will be sustained upon examination based on the facts, circumstances, and information available at the end of each period, including the technical merits of those positions. The measurement of unrecognized tax benefits is adjusted when new information is available or when an event occurs that requires a change. Interest and penalties related to uncertain tax positions is recognized in income tax expenses as incurred. As of December 31, 2025 and 2024, no material uncertain tax position have been identified.

Celero Intermediate Holdings LLC and Subsidiaries
Notes to Consolidated Financial Statements December 31, 2025 and 2024 (In thousands, except unit amounts)
Recent accounting pronouncements

In September 2025, the FASB issued ASU 2025-06, Intangibles–Goodwill and Other–Internal-Use Software (Subtopic 350-40): Targeted Improvements to the Accounting for Internal-Use Software. ASU 2025-06 removes the need to differentiate between project stages when determining which costs can be capitalized. Costs will be eligible for capitalization when an entity's management has authorized and committed to fund the software project and it is probable that the project will be completed and the software will be used for its intended function (probable-to-complete).

Entities have a choice and can select any of the following transition methods: prospective transition approach, a modified transition approach based on the project status prior to adoption, or retrospective transition approach. This ASU is effective for all entities for annual reporting periods beginning after December 15, 2027. Early adoption is permitted as of the beginning of an annual period. The Company does not intend to early adopt. The Company is currently evaluating the impact of adopting this new guidance on its consolidated financial statements and does not expect the impact to be material.

Note 2.    Acquisitions

For the acquisitions discussed below, the Company estimated the fair values of assets acquired and liabilities assumed for purposes of allocating the purchase price.

Acquisitions not meeting the accounting criteria to be accounted for as a business combination are accounted for as an asset acquisition. An asset acquisition is recorded at its purchase price, inclusive of acquisition costs, which is allocated among the acquired assets and assumed liabilities based upon their relative fair values at the date of acquisition.

Business combinations

Sonapay, Inc: On June 7, 2024, the Company entered into an Equity Purchase Agreement to acquire all of the issued and outstanding equity interest of Sonapay, Inc. (Sonapay) to expand its sales channel distribution. Total purchase consideration was $10,342, which consisted of $8,084 of cash consideration, $938 due to sellers, and $1,320 contingent consideration at fair value. Due to sellers represents indemnity holdbacks for representation and warranties made by sellers as well as holdback for settlement of final closing adjustments from the acquisition. The acquisition was funded by incremental borrowings on the Company’s debt facility (see Note 8) and cash on hand.

Contingent consideration relates to an earn-out arrangement with the Sellers under which additional consideration is payable based upon the achievement of specified financial performance targets, as defined in the Sonapay Agreement, through May 2025. The maximum potential payout under the arrangement was $2.3 million. The estimated fair value of the contingent consideration was determined using a Monte Carlo simulation, which incorporates significant unobservable inputs (Level 3). The fair value of the contingent consideration was $1,320 at both the acquisition date and December 31, 2024. On July 25, 2025, the full maximum amount of $2.3 million was paid to the Sellers; the resulting increase in fair value of $950 was recognized in change in fair value of contingent consideration in the consolidated statement of operations for the year ended December 31, 2025.

The Company incurred transaction-related expenses of $603 in connection with the acquisition, consisting primarily of legal and professional fees, which are included in selling, general and administrative expenses in the consolidated statement of operations for the year ended December 31, 2024.

Celero Intermediate Holdings LLC and Subsidiaries
Notes to Consolidated Financial Statements December 31, 2025 and 2024 (In thousands, except unit amounts)
The following table summarizes the fair values of the assets acquired and liabilities assumed at the date of the Sonapay acquisition:

Sonapay
Fair value of assets acquired and liabilities assumed:
Cash	$51
Accounts receivable	326
Prepaid expenses and other assets	174
Operating lease right-of-use assets, net	278
Property and equipment	103
Customer relationships	3,620
Goodwill	7,432
Accrued expenses and other current liabilities	(344)
Deferred tax liability	(970)
Operating lease liabilities, net of current portion	(328)
Total net assets acquired	$10,342

The fair value of the acquired trade accounts receivable approximates its carrying value due to the short-term nature of the expected timeframe to collect the amounts due to the Company and the contractual cash flows expected to be collected.

As part of the purchase price allocation, the Company determined the intangible assets included customer relationships. The fair value of the customer relationships was estimated using variations of the income approach. Specifically, the multi-period excess earnings method was utilized to estimate the fair value of the customer relationships. The customer relationships intangible asset pertains to payment processing service relationships with customers. The valuation of intangible assets incorporates significant unobservable inputs (Level 3 inputs) and requires significant judgment and estimates, including the amount and timing of future cash flows and discount rates. The cash flows were based on estimates used to price the transaction, and the discount rates were benchmarked with reference to implied rate reform from the transaction model and the weighted average cost of capital.

The estimated useful life over which customer relationship intangible assets will be amortized is 7 years.

The excess of the purchase price over the estimated fair value of the identifiable net assets acquired and liabilities assumed has been recorded as goodwill. Goodwill is attributable to expected growth opportunities, potential synergies from combining the acquired business with the Company's existing business, and the assembled workforce. Goodwill is not expected to be deductible for income tax purposes.

The consolidated financial statements for the year ended December 31, 2024 include the results of operations of Sonapay from the June 7, 2024 acquisition date through December 31, 2024, which include revenues and pretax income of $1,892 and $304, respectively.

Precision Payments, LLC: On October 4, 2024, the Company entered into an Equity Purchase Agreement to acquire all of the issued and outstanding equity interest of Precision Payments, LLC (“Precision”) to expand its sales channel distribution. Total purchase consideration was $38,600, which consisted of $23,650 of cash consideration, $4,050 due to sellers, $4,000 of rollover equity (247,525 redeemable preferred units) at fair value, and $6,900 contingent consideration at fair value. Due to sellers represents indemnity holdbacks for representation and warranties made by sellers as well as

Celero Intermediate Holdings LLC and Subsidiaries
Notes to Consolidated Financial Statements December 31, 2025 and 2024 (In thousands, except unit amounts)
holdback for settlement of final closing adjustments from the acquisition. The acquisition was funded by incremental borrowings on the Company’s debt facility (see Note 8), the rollover member equity interests, and cash on hand.

Contingent consideration relates to an earn-out arrangement with the Sellers under which additional consideration is payable based upon the achievement of specified financial performance targets, as defined in the Precision Agreement, through June 2025. The maximum potential payout under the arrangement was $8.3 million. The estimated fair value of the contingent consideration was determined using a Monte Carlo simulation, which incorporates significant unobservable inputs (Level 3). The fair value of the contingent consideration was $6,900 at both the acquisition date and December 31, 2024. On August 25, 2025, the full maximum amount of $8.3 million was paid to the Sellers; the resulting increase in fair value of $1,400 was recognized in change in fair value of contingent consideration in the consolidated statement of operations for the year ended December 31, 2025.

The Company incurred transaction-related expenses of $532 in connection with the acquisition, consisting primarily of legal and professional fees, which are included in selling, general and administrative expenses in the consolidated statement of operations for the year ended December 31, 2024.

The following table summarizes the fair values of the assets acquired and liabilities assumed at the date of the Precision acquisition:

Precision
Fair value of assets acquired and liabilities assumed:
Accounts receivable	$613
Prepaid expenses and other assets	21
Operating lease right-of-use assets, net	14
Customer relationships	17,370
Goodwill	20,754
Accrued expenses and other current liabilities	(158)
Operating lease liabilities, net of current portion	(14)
Total net assets acquired	$38,600

The fair value of the acquired trade accounts receivable approximates their carrying value due to the short-term nature of the expected timeframe to collect the amounts due to the Company and the contractual cash flows expected to be collected.

As part of the purchase price allocation, the Company determined the intangible assets included customer relationships. The fair value of the customer relationships was estimated using variations of the income approach. Specifically, the multi-period excess earnings method was utilized to estimate the fair value of the customer relationships. The customer relationships intangible asset pertains to payment processing service relationships with customer. The valuation of intangible assets incorporates significant unobservable inputs (Level 3 inputs) and requires significant judgment and estimates, including the amount and timing of future cash flows and discount rates. The cash flows were based on estimates used to price the transaction, and the discount rates were benchmarked with reference to implied rate reform from the transaction model and the weighted average cost of capital.

The estimated useful life over which customer relationship intangible assets will be amortized is 7 years.

The 247,525 redeemable preferred units issued as rollover equity were valued at $16.16 per unit as of the acquisition date. The fair value of the units was determined using an option pricing model calibrated to the transaction price. The

Celero Intermediate Holdings LLC and Subsidiaries
Notes to Consolidated Financial Statements December 31, 2025 and 2024 (In thousands, except unit amounts)
valuation incorporated significant unobservable inputs, and accordingly the redeemable preferred units were classified as Level 3 fair value measurement within the fair value hierarchy.

The excess of the purchase price over the estimated fair value of the identifiable net assets acquired and liabilities assumed has been recorded as goodwill. Goodwill is attributable to expected growth opportunities, potential synergies from combining the acquired business with the Company's existing business, and the assembled workforce.

The consolidated financial statements for the year ended December 31, 2024 include the results of operations of Precision from the October 4, 2024 acquisition date through December 31, 2024, which include revenues and pretax loss of $1,925 and $318, respectively.

Asset acquisitions

On various dates in 2025 and 2024, subsidiaries of the Company completed acquisitions of certain residual portfolio rights for a combined purchase price of $1,255 and $3,184, respectively, plus up to an additional $231 and $1,085, respectively, of post-closing earn-out payments based upon the achievement of specified financial targets, as defined in the purchase agreements, through December 2026 and October 2025. These transactions did not meet the definition of a business; therefore, they were accounted for as asset acquisitions under which the cost of the acquisition was allocated to the acquired assets based on relative fair values. Additional purchase price is accounted for when payment to the seller becomes probable and is added to the carrying value of the asset. The total purchase price recorded at December 31, 2025 and 2024, was $1,486 and $4,268, respectively, and were recorded to acquired residual portfolios intangible assets with a seven-year useful life amortized on a straight-line basis.

The Company may occasionally elect to acquire all or a portion of an independent sales agent’s right to receive future commission payments. The residual buyouts are treated as asset acquisitions, resulting in recording a residual buyout intangible asset at cost on the date of acquisition. These assets are amortized on a straight-line basis over a useful life that reflects the pattern in which the economic benefits of the intangible assets are expected to be utilized.

Note 3.    Revenue Recognition

Revenue is primarily generated from customers located in the United States. Accordingly, management has concluded that geographic region is not a meaningful basis for disaggregating revenue.

The following table presents a disaggregation of the Company's revenue from contracts with customers by timing of transfer of goods or services for the years ended December 31, 2025 and 2024:

	Year ended December 31,
	2025	2024
Revenue recognized over time	$196,096	$178,971
Revenue recognized at a point in time	2,719	3,062
Total revenue	$198,815	$182,033

Celero Intermediate Holdings LLC and Subsidiaries
Notes to Consolidated Financial Statements December 31, 2025 and 2024 (In thousands, except unit amounts)
Note 4.    Property and Equipment, Net

Property and equipment consisted of the following as of December 31:

	Estimated Useful Life (Years)	December 31, 2025	December 31, 2024
Furniture and equipment	2-5	$519	$479
Computer equipment	3-5	1,140	963
Software	3	8	8
Leasehold improvements	Varies	725	992
		2,392	2,442
Less accumulated depreciation and amortization		(1,586)	(1,284)
Property and equipment, net		$806	$1,158

Software represents purchased software that is used to provide the Company’s services to its customers.

Depreciation and amortization expense for the years ended December 31, 2025 and 2024, was $359 and $343, respectively, and is included in depreciation and amortization on the consolidated statement of operations.

Note 5. Goodwill and Intangible Assets, Net

Goodwill

The carrying amount of goodwill is as follows:

Total
Balance at December 31, 2023	$205,539
Goodwill of acquired businesses	28,186
Foreign currency translation adjustments	(328)
Balance at December 31, 2024	233,397
Foreign currency translation adjustments	351
Balance at December 31, 2025	$233,748

Celero Intermediate Holdings LLC and Subsidiaries
Notes to Consolidated Financial Statements December 31, 2025 and 2024 (In thousands, except unit amounts)
Intangible assets

Gross carrying amount and the related accumulated amortization of intangible assets consisted of the following as of December 31, 2025 and 2024:

	December 31, 2025
	Estimated Useful Life (In years)	Gross Carrying Value	Accumulated Amortization	Net Carrying Value
Tradenames	2-10	$2,390	$(1,701)	$689
Customer relationships	7	112,580	(68,230)	44,350
Software	5-7	1,348	(1,348)	—
Acquired residual portfolios	7	14,857	(5,808)	9,049
Total		$131,175	$(77,087)	$54,088
Capitalized software	5	$10,172	$(3,820)	$6,352

	December 31, 2024
	Estimated Useful Life (In years)	Gross Carrying Value	Accumulated Amortization	Net Carrying Value
Tradenames	2-10	$2,390	$(1,462)	$928
Customer relationships	7	112,580	(52,388)	60,192
Software	5-7	1,340	(1,160)	180
Acquired residual portfolios	7	13,371	(3,779)	9,592
Total		$129,681	$(58,789)	$70,892
Capitalized software	5	$7,072	$(2,394)	$4,678

Amortization expense for intangible assets and capitalized software was $19,718 and $16,896 for the years ended December 31, 2025 and 2024, respectively, and is included within depreciation and amortization on the consolidated statement of operations.

Estimated amortization expense for the next five years and thereafter is as follows:

Year ending December 31,

2026	$16,932
2027	14,664
2028	10,971
2029	7,943
2030	5,693
2031 and thereafter	4,237
$60,440

Celero Intermediate Holdings LLC and Subsidiaries
Notes to Consolidated Financial Statements December 31, 2025 and 2024 (In thousands, except unit amounts)
Note 6. Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consist of the following:

	December 31, 2025	December 31, 2024
Prepaid expenses	$928	$1,565
Advances to agents or employees	638	658
Total prepaid expenses and other current assets	$1,566	$2,223

Note 7. Leases

The Company leases office space and certain office equipment.

The components of lease expense are as follows:

	Year Ended December 31,
	2025	2024
Operating lease cost	$1,043	$971
Short-term lease cost	45	44
Variable lease cost	633	715
Total lease cost	$1,721	$1,730

Supplemental balance sheet information related to leases is as follows:

	December 31, 2025	December 31, 2024
Operating lease right-of-use assets, net	$6,131	$5,394

Current portion of lease liability:
Operating leases	2,018	1,656

Operating long-term lease liability	4,155	4,802
Total lease liabilities	$6,173	$6,458

Celero Intermediate Holdings LLC and Subsidiaries
Notes to Consolidated Financial Statements December 31, 2025 and 2024 (In thousands, except unit amounts)
The future undiscounted cash flows for each of the next five years and thereafter and reconciliation to the lease liabilities recognized on the consolidated balance sheet as of December 31, 2025 is as follows:

Years ending December 31:

2026	$2,267
2027	1,463
2028	1,317
2029	688
2030	438
2031 and thereafter	577
Total lease payments	$6,750
Less imputed interest	(577)
Total present value of lease liabilities	$6,173

Note 8. Debt, Net

As of December 31, 2025 and 2024, debt, net consisted of the following:

	December 31, 2025	December 31, 2024
Term loan and MDTL	$323,800	$203,557
Less current portion	—	—
Less: Unamortized debt issuance costs	(3,546)	(1,340)
Debt, net of issuance costs	$320,254	$202,217

Prior to 2024, the Company amended its existing loan agreement with Goldman Sachs (Credit Agreement) and MDTL accumulated draws of $65 million were rolled in the Term Loan. The revised arrangement consisted of a $170.4 million Term Loan Facility (Term Loan), $40 million Multi-Draw Term Loan Facility (MDTL) and $7 million Revolving Facility (Revolver).

On June 6, 2024, the Company drew $11 million on the MDTL in connection with the acquisition of Sonapay and, on October 4, 2024, an additional $24.5 million was drawn in connection with the acquisition of Precision bringing the amount available for future draws to $4.5 million and the accumulated draws to $35.5 million as of December 31, 2024.

On February 28, 2025, in connection with a planned distribution to members amounting to $108.4 million, the Company amended and restated the Credit Agreement, to extend the maturity date of the credit arrangement, to February 28, 2031 and expanded the Term Loan to $315 million, the MDTL to $75 million, and the Revolver to $25 million. On October 1, 2025, the Company made an initial draw on the MDTL of $8.8 million for general corporate purposes and bringing the amount available for future draws to $66.2 million as of December 31, 2025.

The Term Loan bears interest at the Secured Overnight Financing Rate (SOFR) plus the Applicable Margin as defined in the Credit Agreement. At December 31, 2025, the interest rate on the Term Loan was 8.70% and the amount outstanding was approximately $323.8 million. As of December 31, 2024, the interest rate on the Term Loan was 10.18% and the amount outstanding was approximately $203.6 million.

Celero Intermediate Holdings LLC and Subsidiaries
Notes to Consolidated Financial Statements December 31, 2025 and 2024 (In thousands, except unit amounts)
The interest on borrowings is subject to the same interest rates as the Term Loan. The unused portion of the commitment is subject to a quarterly unused commitment fee of 0.50% per annum. Unused fees are included in interest expense in the consolidated statements of operations. For the years ended December 31, 2025 and 2024, unused fees incurred were $423 and $144, respectively.

At December 31, 2025 and 2024, the Company had no letters of credit outstanding and total availability under the Revolver of $25 million and $7 million, respectively. The interest on borrowings is subject to the same interest rates as the Term Loan. The unused portion of the commitment is subject to a monthly unused commitment fee of 0.50% per annum. Unused fees are included in interest expense in the consolidated statements of operations. For the years ended December 31, 2025 and 2024, unused fees incurred were $112 and $35, respectively. No borrowings were outstanding on the revolver as of December 31, 2025 and 2024.

The Company’s Credit Agreement is collateralized by substantially all of the Company’s assets. The Credit Agreement contains certain covenants that require maintenance of certain financial measures. The financial covenants specify a total net leverage ratio of debt to earnings before interest, taxes, depreciation, and amortization (EBITDA) as calculated under the Credit Agreement. The Company was in compliance with its financial covenants on December 31, 2025.

Gross debt issuance costs were $7,453 and $4,399 as of December 31, 2025 and 2024, respectively. Accumulated amortization of debt issuance costs was approximately $3,907 and $3,059 as of December 31, 2025 and 2024, respectively.

Aggregate maturities of debt at December 31, 2025, are as follows:

Year ending December 31,
2026	$—
2027	2,363
2028	3,150
2029	3,150
2030	3,150
2031 and thereafter	311,987
$323,800

Note 9. Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consisted of the following as of:

	December 31, 2025	December 31, 2024
Accrued salaries and wages	$3,013	$3,534
Accrued payables	2,440	2,330
Accrued taxes	69	7
Accrued interest	4,642	2,926
Provision for chargeback and losses	201	209
Other current liabilities	41	190
Total accrued expenses and other current liabilities	$10,406	$9,196

Celero Intermediate Holdings LLC and Subsidiaries
Notes to Consolidated Financial Statements December 31, 2025 and 2024 (In thousands, except unit amounts)
Note 10. Commitments and Contingencies

From time to time, the Company is subject to legal proceedings and claims arising in the ordinary course of business. While legal proceedings involve inherent uncertainties, management believes that the resolution of any pending or threatened matters, individually or in the aggregate, will not have a material adverse effect on the Company's consolidated financial position, results of operations, or cash flows. However, future developments related to such matters could affect the Company's results of operations in a future period. As of December 31, 2025 and 2024, the Company had no legal matters for which a loss contingency was considered both probable and reasonably estimable and, accordingly, no material accruals were recorded.

Note 11. Related Parties

The Company is party to a Value Creation Team Engagement Agreement with LLR Management, L.P. (LLR). LLR is the management company for LLR Equity Partners V, L.P., the majority stockholder. The agreement gives the Company access to the Value Creation team, which is a team of professionals who deliver differentiated services to LLR portfolio companies, for an annual amount equal to $200 per calendar year. The Company is also obligated to reimburse out-of-pocket expenses incurred by LLR in connection with providing services under the agreement. Total fees incurred were $330 and $245 for the years ended December 31, 2025 and 2024, respectively, and are presented in operating expenses in the consolidated statements of operations.

The Company has employee members who receive compensation under residual arrangements. These arrangements were entered into by an entity that the Company acquired in prior years. The future benefits of these residuals were purchased in April 2024 to further expand the Company’s revenue base. Therefore, no amount was paid under this arrangement for the year end December 31, 2025, and $110 for the year ended December 31, 2024, which is included in residuals and other cost of service on the consolidated statement of operations.

Note 12. Redeemable Preferred Units

The Company’s limited liability company operating agreement provides for the issuance of Series A Redeemable Preferred Units (the “Redeemable Preferred Units”). The initial issuance of Redeemable Preferred Units occurred in connection with the Company’s formation in 2018 and the Company has subsequently issued additional Redeemable Preferred Units to its major investors to finance acquisitions and to the sellers as rollover equity in connection with such acquisitions. On October 4, 2024, the Company issued 247,525 Redeemable Preferred Units as rollover equity in connection with the acquisition of Precision (see Note 2). There were 27,283,413 Redeemable Preferred Units issued and outstanding at December 31, 2025 and 2024.

Voting rights

The Redeemable Preferred Units are the Company’s only voting units and vote together as a single class on all matters coming before the members. Member action requires the approval of holders of a majority of the voting units at a meeting at which a quorum, consisting of members holding at least 40% of the Redeemable Preferred Units, is present.

Distributions and liquidation preference

Distributions are made when and as determined by the board, first to the holders of Redeemable Preferred Units, pari passu and pro rata, until each has received cumulative distributions equal to its unreturned capital, determined as $1.00 per Redeemable Preferred Unit reduced by prior distributions, and thereafter to the holders of Redeemable Preferred Units and Common Units in proportion to their respective percentage interests. The same order of priority governs distributions upon dissolution, after satisfaction of creditor claims, and the consideration received in certain types of corporate transactions defined in the Company’s limited liability company operating agreement, including a change in

Celero Intermediate Holdings LLC and Subsidiaries
Notes to Consolidated Financial Statements December 31, 2025 and 2024 (In thousands, except unit amounts)
control of the Company; the transfer of more than 50% of the Company’s voting power; or the sale, lease, or other disposition of all or substantially all of the assets of the Company. The Company is also required to make quarterly tax distributions sufficient to fund each member’s tax liability arising from its interest in the Company, which are credited against amounts otherwise distributable to that member.

Because the holders of Redeemable Preferred Units are entitled to a liquidation preference upon a change in control that is not solely within the control of the Company, the Redeemable Preferred Units are classified outside of permanent equity and presented as temporary equity in the accompanying balance sheets. As the Redeemable Preferred Units are not currently redeemable and are not considered to be probable of becoming redeemable, no adjustment to the carrying amount has been recorded and will only be required if and when it becomes probable that the Redeemable Preferred Units will become redeemable. The carrying amount of the Redeemable Preferred Units was $116,369 and $116,369 at December 31, 2025 and 2024, respectively. These amounts represent the dollar value invested (or deemed invested) by the holders, reduced only by prior redemptions of Redeemable Preferred Units by the Company. The aggregate liquidation preference of the Redeemable Preferred Units was $0 and $18,145 at December 31, 2025 and 2024, respectively. These amounts represent initial unreturned capital of $1.00 per Redeemable Preferred Unit outstanding at December 31, 2025 and 2024, or $27,283 in the aggregate, reduced by prior distributions of $123,985 (exceeding the aggregate liquidation preference prior to distributions) and $9,138 at December 31, 2025 and 2024, respectively.

Other rights and transfer restrictions

Holders of Redeemable Preferred Units hold preemptive rights sufficient to maintain their proportionate ownership on specified new issuances, terminating upon a qualified public offering or certain types of corporate transactions, and registration rights terminating on the earlier of three years following the Company’s initial underwritten public offering or the date a holder holds less than 1% of the Redeemable Preferred Units. Transfers require board consent other than specified estate-planning transfers and are subject to a right of first refusal and co-sale rights. A sale by the lead preferred holder approved by the board and by holders of a majority of the voting units may require the other members to participate on the same terms.

Note 13. Subsequent Events

The Company has evaluated subsequent events for recognition and disclosure through October 14, 2026, the date the financial statements were available to be issued.

Pursuant the terms of the Asset Purchase Agreement dated January 23, 2026, the Company acquired a business in exchange for the following consideration: (i) closing cash payment of $10.5 million; (ii) a deferred cash payment of $1.5 million and; (iii) a contingent consideration arrangement that is settleable in up to 224,551 of the Company’s Redeemable Preferred Units. The closing cash payment was funded through the Company’s MDTL. In conjunction with the acquisition, the Company entered into a separate, incentive compensation arrangement with a key employee of the acquired business for up to $3,000 of additional payments based on post-acquisition performance during 2026 and 2027, payable in two equal amounts of $1,500 each.

Pursuant to the terms of the Asset Purchase Agreement dated March 31, 2026, the Company sold the assets in the Company’s management software business, RazorSync, LLC, to a third party in exchange for the following consideration: (i) closing cash payment of $1.9 million; (ii) a deferred cash payment of $0.4 million and; (iii) a contingent consideration arrangement for up to $1.5 million, based on the achievement of certain future performance metrics.

On July 31, 2026, Deluxe Corporation (“Deluxe”) completed its acquisition of the Company pursuant to the Equity Purchase Agreement and Plan of Merger dated June 17, 2026. As a result of the transaction, the Company became a wholly owned subsidiary of Deluxe. The aggregate cash purchase price for the transaction was approximately $625 million, plus payment of certain seller transaction expenses and subject to other adjustments.